July 25, 2005

TIC
ADDRESS
ADDRESS

RE: The Emerald Plaza Building, San Diego, California

Update on Suspension of Distributions

Dear Emerald Plaza Investor:

This purpose of this letter is to provide an update on the suspension of Distributions at the property and to follow up on questions submitted after our June 21st conference call.

There were three issues that needed to be resolved in order for the distributions to resume. The three issues are the HQ Global workplace renewal, meeting the Debt Service Coverage Ratio (DSCR) requirements and assuring liquidity for Tenant Improvement and Leasing Commissions.

The renewal of HQ Global Workplaces is one of the integral parts in resolving the sweeping of funds at the Emerald Plaza property. Triple Net Properties has fully executed the amendment for this transaction. The tenant renewed for 88 months starting at $2.45 per square foot per month with 3% annual increases. The tenant will receive $17.00 per square foot for tenant improvements. This issue is considered resolved.

The second item is the property must also meet the 1.05 DSCR required by the lender. We made a request to the lender that Triple Net Properties would like to defer property management fees to meet the required DSCR at the property. The Lender has agreed to WAIVE the DSCR requirement for one year from August 1, 2005 until July 31, 2006. This issue is considered resolved at this time.

The final issue is in respect to having enough liquidity since the property has approximately 35,000 square feet of space expiring this year and another estimated 85,000 square feet in 2006. As previously mentioned, Triple Net Properties is working on the renewals and we expect the majority of the existing tenants will remain in the property after their expiration date. However, since the property has a large amount of tenants expiring in the next two years and the recent Foley & Lardner renewal provides $45.00 per square foot in Tenant Improvements, the lender wants to assure the leasing commission and tenant improvement reserves utilized to complete the renewal transactions will remain adequately funded. The lender has performed internal calculations to determine the amount of funds necessary to adequately fund the reserves. Based on the lender’s estimates, $2,250,000 is necessary to adequately fund the reserves. Triple Net Properties is in the process of negotiating with the lender acceptable options to meet this requirement in order to resolve this issue and resume distributions. We expect to have an answer and develop an action plan in the next 30 days.

Upon resolving the third issue noted above we conservatively anticipate distributions would resume in approximately 60-90 days.

The funds being swept from the property are being placed in a holding account that is receiving a nominal amount of interest. When the issues are resolved Triple Net Properties will receive ALL the funds in the holding account. At the time the funds are returned by the lender Triple Net Properties will evaluate the financial needs of the property and in turn make a distribution to the investors based on the remaining funds on hand.

The office market in San Diego continues to show signs of strength and an increase in leasing and investment transactions. These indicators in conjunction with the asset being stabilized from a long term leasing standpoint with the recently completed HQ Global workplace and Foley & Lardner transactions, Triple Net Properties has decided to test the market for possible opportunities to sell the Emerald Plaza property.

We have engaged the services of Grubb & Ellis’ leading investment transaction specialist, Kevin Shannon. Kevin started his real estate career more than 20 years ago and began specializing in office and industrial real estate investment sales in 1996. Over the past eight years, he has sold more than $3 billion in investment properties. He joined Grubb & Ellis in 1999 and has consistently ranked as one of the Company’s top producers. Upon completion of the marketing efforts, we will provide a recommendation to the investors. Each investor will then be provided the opportunity to approve or decline our recommendation.

I also want to take this opportunity to inform the investors that the ownership structure also includes a public entity. This requires Triple Net Properties abide by certain parameters when communicating and/or reporting information. This sometimes prolongs the timing of when information will be disseminated. However, we will continue to diligently provide written updates as progress is made and/or we receive additional information.

We appreciate your understanding during this process and please feel free to contact me directly to discuss this matter at (714) 667-8252 extension 290.

Sincerely,

TRIPLE NET PROPERTIES, LLC

Robert P. Munson
Senior Asset Manager